                          CERTIFICATE OF INCORPORATION
                                       OF
                               ALTERA CORPORATION

     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

          FIRST. The name of the corporation is Altera Corporation.

          SECOND. The address of the corporation's registered office in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.

          THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH. The total number of shares of stock which the corporation shall have authority to issue is four hundred million (400,000,000). All such shares are to be Common Stock, par value of $0.001 per share.

          FIFTH. The incorporator of the corporation is Jesse A. Finkelstein, P.O. Box 551, Wilmington, DE 19899.

          SIXTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

          SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to adopt, alter, amend and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

          EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

          NINTH. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent (80%) in voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with the Article Ninth.

          TENTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

          ELEVENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders of the corporation, or until their successors are duly elected and qualified, are:

Rodney Smith            Altera Corporation
                        2610 Orchard Parkway, San Jose, CA 95134

Michael A. Ellison      1211 88th Place NE
                        Bellevue, WA 98004

Paul Newhagen           Altera Corporation
                        2610 Orchard Parkway, San Jose, CA 95134

Robert W. Reed          861 San Martin Place
                        Fremont, CA 94539

William E. Terry        925 Laurel Glen
                        Palo Alto, CA 94304

Deborah Triant          CheckPoint Software Technologies, Inc.
                        400 Seaport Court, Suite 105
                        Redwood City, CA 94063

     Except as otherwise provided in this Article Eleventh, the number of directors shall be as specified in the bylaws.

     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on March 25, 1997.


                                          /s/ Jesse A. Finkelstein
                                          --------------------------------------
                                          Jesse A. Finkelstein
                                          Incorporator

                                       -2-